CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference, in the previously filed registration statements on Forms S-3 (File No. 333-44185), S-4 (File Nos. 333-44187 and 333-67765) and S-8 (File Nos. 333-24803, 333-33191, 333-43901,
333-60919, 333-60921 and 333-67499) of Iron Mountain Incorporated, of our report dated April 8, 1999 with respect to the combined financial statements of Data Base, Inc. and Affiliate as of December 31, 1996, 1997, and 1998, and for each of the three years ended December 31, 1998, which appears in this Form 8-K of Iron Mountain Incorporated.


/s/ Moss Adams LLP

Seattle, Washington
April 14, 1999